Exhibit 99.1

News Release	For Release May 6, 2009
CONTACTS:
Michael Lawson, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

Kendle Announces First Quarter 2009 Results

CINCINNATI, May 6, 2009 – Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported net income of $886,000 or $0.06 per share for the first quarter 2009 compared with net income of $4.1 million or $0.27 per diluted share for the first quarter 2008. On a pro forma basis, net income for the first quarter of 2009 was $0.47 per diluted share compared with $0.38 per diluted share in the first quarter of 2008.

First Quarter 2009 Results

Net service revenues for the quarter ended March 31, 2009, totaled $108.1 million, a decrease of 5 percent compared with the same period in 2008. Excluding the impact of foreign exchange rates, revenues for the quarter increased 8 percent compared with the same period in 2008.

Income from operations for the three months ended March 31, 2009, was $8.1 million or 7.5 percent of net service revenues versus $14.0 million or 12.2 percent of net service revenues for first quarter 2008. The reduction in operating income is largely attributable to the decline of net service revenues for the quarter. Excluding the impact of foreign exchange rates, income from operations for the period ended March 31, 2009 would have been $11.4 million or 9.3 percent of net service revenues on a constant currency basis.

Effective Jan. 1, 2009, Kendle adopted APB 14-1 which increased interest expense for additional non-cash interest amounting to $1.7 million and $1.5 million for the periods ended March 31, 2009 and 2008, respectively.

The effective tax rate for the first quarter of 2009 was 88.4 percent compared with the as adjusted effective tax rate for 2008 of 42.9 percent. Included in the first quarter 2009 tax expense and effective tax rate is $4.4 million or $0.30 per diluted share of tax expense relating to the unwinding of a Pound Sterling foreign currency hedge.

Pro forma earnings per share, excluding the impact of APB 14-1 and the additional expense related to the foreign currency hedge, is $0.47 per diluted share compared with $0.38 per diluted share for the same period last year.

Cash flow from operations for first quarter 2009 was $8.3 million. Cash, cash equivalents and marketable securities at March 31, 2009, totaled $56.0 million. Days sales outstanding in accounts receivables were 38 days compared with 45 days in the first quarter of 2008. Capital expenditures for the quarter ended March 31, 2009, totaled $5.4 million.

Total new business authorizations at March 31, 2009 were $930 million compared with $1.0 billion at Dec. 31, 2008 and $917 million at March 31, 2008. New business awards in first quarter 2009 were $72 million compared with $180 million for the same period last year. Contract cancellations in the first quarter were $52 million.

Margin Improvement and Cost Reduction Initiatives

In the second quarter 2009, the Company implemented a series of initiatives to reduce its variable costs. These initiatives include strict controls over all discretionary spending, a hiring and wage freeze, and workforce and capacity optimization initiatives to better balance our staffing levels with customer demand. The Company expects to take a one-time charge in the second quarter of 2009 for severance-related and other expenses in the range of $3.5 million to $4.5 million. The Company anticipates these initiatives will generate savings of between $17.5 million and $22.5 million in the second half of 2009.

Organizational Structure

The Company announced that it plans to adjust its organizational and leadership structure in order to deliver operational excellence, efficiency, and cost savings for customers. In addition to enhancing business development efforts, the Company plans to consolidate positions in a number of operational groups and by year end, operations will be more functional in structure, driving costs from middle management and building synergies across various groups such as Phase II-III Clinical Development and Late Phase, and Clinical Monitoring and Clinical Data Management.

“We are taking aggressive steps to enhance our business development efforts, realign our leadership and organizational structure and implement a series of margin improvement and cost reduction initiatives to move our business to the next level,” said Chairman and CEO Candace Kendle, PharmD.

Dr. Kendle continued, “Kendle is well-positioned with the leadership, financial strength and industry-leading service offerings necessary to weather the current challenges and emerge even stronger. Over the long term we believe the fundamentals of the CRO industry will remain quite positive.”

First Quarter 2009 Conference Call and Webcast Details

Kendle will host its First Quarter 2009 conference call on May 7, 2009, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on June 5, 2009.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world’s biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the fastest-growing global providers of Phase I-IV services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers’ clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.

Forward-Looking Statements

Certain statements and information contained in this press release may be deemed to be forward-looking statements under federal securities laws and the provisions of the Private Securities Litigation Reform Act of 1995 and Kendle intends that such forward-looking statements be subject to the safe-harbor created thereby. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, (a) competitive factors and industry consolidation, (b) outsourcing trends in the pharmaceutical and biotechnology industries, (c) the Company’s ability to manage growth and continue to attract and retain qualified personnel (d) the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, (e) the Company’s ability to penetrate new markets, (f) the fixed price nature of contracts and cost overruns, (g) the loss, cancellation or delay of contracts or amendments thereto, (h) the Company’s the ability to maintain existing customer relationships or enter into new ones, (i) the Company’s sales cycle, (j) the Company’s ability to obtain financing on terms acceptable to the Company, (k) the effects of exchange rate fluctuations, (l) the risks related to the Company’s non-US operations and (m) other risks as detailed from time to time in Kendle’s SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K. In addition, no assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. The

Company believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this press release is current as of May 6, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Kendle International Inc.

Condensed Consolidated Statement of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
		(As Adjusted (1))
Net service revenues	$108,103	$114,124
Reimbursable out-of-pocket revenues	36,958	44,689

Total revenues	145,061	158,813

Costs and expenses:
Direct costs	57,977	59,170
Reimbursable out-of-pocket costs	36,958	44,689
Selling, general and administrative expenses	38,030	37,624
Depreciation and amortization	3,958	3,355

Total costs and expenses	136,923	144,838

Income from operations	8,138	13,975

Other income (expense):
Interest expense	(3,876)	(4,437)
Interest income	230	252
Other	3,163	(2,608)

Total other (expense)	(483)	(6,793)

Income before income taxes	7,655	7,182

Income taxes	6,769	3,078

Net income	$886	$4,104

Income per share data:
Basic:

Net income per share	$0.06	$0.28

Weighted average shares outstanding	14,842	14,690

Diluted:

Net income per share	$0.06	$0.27

Weighted average shares outstanding	14,975	14,975

Reconciliation of proforma net income:

Net income	$886	$4,104
Additional interest expense due to adoption of APB 14-1	1,672	1,520
Discrete tax item related to foreign currency hedge	4,441	—

Proforma net income (2)	$6,999	$5,624

Proforma net income per share (2)
Basic	$0.47	$0.38
Diluted	$0.47	$0.38

(1)	As adjusted resulting from the adoption of APB 14-1, as of January 1, 2009.
(2)	Each of the “proforma net income” and “proforma net income per share” (i) are measures of performance that are not required by, or presented in accordance with, GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of GAAP results.

Kendle International Inc.

Selected Balance Sheet and Other Information

(In thousands)

(Unaudited)

Selected Balance Sheet Information:

	March 31, 2009	December 31, 2008 (As Adjusted(1))
Cash, cash equivalents and marketable securities (including restricted cash)	$56,001	$36,053

Receivables, net of advance billings	61,180	63,410

Convertible notes	173,601	171,848

Net Services Revenues by Geographic Region:

	Three Months Ended March 31
	2009	2008
North America	53%	46%
Europe	33%	42%
Latin America	11%	7%
Asia-Pacific	3%	5%

Segment Information:
	Three Months Ended March 31,
	2009	2008
Early Stage:
Net Service Revenues	$9,082	$5,638
Operating Income	1,020	386

Late Stage:
Net Service Revenues	$96,638	$104,779
Operating Income	21,186	24,666

Support and Other:
Net Service Revenues	$2,383	$3,707
Operating Income	(14,068)	(11,077)

(1)	As adjusted resulting from the adoption of APB 14-1, as of January 1, 2009.